EXHIBIT 99.1
N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Investor Relations
(717) 751-3071
THE BON-TON STORES, INC. ANNOUNCES MANAGEMENT CHANGES
Anthony J. Buccina named Vice Chairman, President — Merchandising
David Zant Named Vice Chairman, Private Brands, Merchandise Planning and Internet Marketing
Resignation of James H. Baireuther as Vice Chairman and Chief Administrative Officer
     York, PA, June 5, 2006 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced the appointment of Anthony (Tony) J. Buccina, 55, to the position of Vice Chairman, President — Merchandising effective June 1, 2006. Mr. Buccina will report to Byron L. Bergren, President and Chief Executive Officer of Bon-Ton. Mr. Buccina was President and Chief Merchandising Officer of Carson’s from 1999 until Bon-Ton’s acquisition of Carson’s in March 2006. Mr. Buccina joined Carson’s in 1993 as Senior Vice President, General Merchandise Manager and in 1997 he was named Executive Vice President, Merchandise. Prior to joining Carson’s, Mr. Buccina held various merchandising posts of increasing responsibility at Montgomery Ward, Gantos, Kaufmann’s and Meier & Frank. Kaufmann’s and Meier & Frank were divisions of May Company. He received his bachelor of arts in business from Indiana University of Pennsylvania.
     David Zant was named Vice Chairman, Private Brands, Merchandise Planning and Internet Marketing. Mr. Zant was Vice Chairman and Chief Merchandising Officer for Bon-Ton since January 2005. Mr. Zant will continue to report to Mr. Bergren.
     Mr. Bergren, commented, “We are extremely pleased to have an executive of Tony’s caliber with over 32 years of merchandising expertise joining us. He is a valuable member of the integration team as we develop the merchandise strategy for the combined company following the acquisition of Carson’s. Tony provides significant insight and leadership to identify strategic initiatives as we leverage our merchandising strengths. One of Tony’s immediate responsibilities will be to create the common merchandise assortment across all 278 stores. I look forward to working with Tony to realize our plans for future growth and profitability.”
     Mr. Bergren continued, “I am also extremely pleased to have David take charge of our private brand, merchandise planning and internet marketing initiatives for the combined Company, which play very significant roles in our goal of delivering improved profitability.”

     Additionally, the Company announced that James H. Baireuther, Vice Chairman and Chief Administrative Officer, is leaving the Company effective June 13, 2006.
     Tim Grumbacher, Chairman of the Board of Bon-Ton Stores, stated, “We appreciate the many contributions Jim made to the Company during the past ten years. Jim played an important role in positioning the Bon-Ton to become a leading regional department store. The Board and I wish him continued success in all his endeavors.”
     Mr. Bergren commented further, “It has been a pleasure working with Jim since I joined the Bon-Ton in 2003. I value the expertise he brought to the Company during its expansion over the past several years. I wish Jim the best in his future opportunities. During an interim period, Jim’s responsibilities will be reassigned to other members of senior management.”
     The Bon-Ton Stores, Inc. operates 271 department stores and seven furniture galleries in 23 states in the Northeast, Midwest and Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics, home furnishings and other goods. For further information, please visit the investor relations section of the Company’s website at www.bonton.com/investor_relations/home.asp.
Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company’s integration of the business and operations comprising the recently-acquired Carson’s, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company’s periodic reports filed with the Securities and Exchange Commission.